Exhibit 99.1
FOR IMMEDIATE RELEASE
May 9, 2023

ORIGIN BANCORP, INC. ANNOUNCES TRANSFER OF LISTING OF COMMON STOCK TO THE NEW YORK STOCK EXCHANGE

RUSTON, Louisiana (May 9, 2023) – Origin Bancorp, Inc. (NASDAQ: OBNK) (“Origin”), the parent company of Origin Bank, announced today that it is transferring the listing of its common stock to the New York Stock Exchange (“NYSE”) from The Nasdaq Stock Market LLC (“Nasdaq”). Origin’s common stock is expected to begin trading on the NYSE on Monday, May 22, 2023, under the new ticker symbol of “OBK”. Origin expects its common stock to continue to trade on Nasdaq until the close of the market on May 19, 2023.
“We are excited to take this next step in our journey as a public company. Since our founding in 1912, we have been committed to providing meaningful value to our employees, customers, communities and shareholders,” said Drake Mills, chairman, president and CEO of Origin. “As a sophisticated and agile community bank serving communities across Texas, Louisiana and Mississippi, we look forward to joining many of the world’s leading and most prestigious companies that trade on the NYSE and are excited to leverage the NYSE platform and trading model for the benefit of our shareholders.”
"We’re thrilled to welcome Origin to the New York Stock Exchange,” said John Tuttle, Vice Chair, NYSE Group. “As a highly-respected community bank that emphasizes unwavering support and loyalty to its employees, customers, communities and shareholders, Origin is a welcome addition to the NYSE community of the world’s greatest companies.”
About Origin Bancorp, Inc.
Origin Bancorp, Inc. is a financial holding company headquartered in Ruston, Louisiana. Origin’s wholly owned bank subsidiary, Origin Bank, was founded in 1912 in Choudrant, Louisiana. Deeply rooted in Origin’s history is a culture committed to providing personalized, relationship banking to businesses, municipalities, and personal clients to enrich the lives of the people in the communities it serves. Origin provides a broad range of financial services and currently operates 60 banking centers located in Dallas/Fort Worth, East Texas, Houston, North Louisiana and Mississippi. For more information, visit www.origin.bank.
Contact Information
Investor Relations
Chris Reigelman
318-497-3177
chris@origin.bank

Media Contact
Ryan Kilpatrick
318-232-7472
rkilpatrick@origin.bank